Exhibit 99.1
NEWS RELEASE
Contact:
Keith Yee
Chief Financial Officer
408-327-8000
keith@tvia.com
FOR IMMEDIATE RELEASE
Tvia Provides Update on Audit Committee Review of Accounting Matters
SANTA CLARA, Calif. — Apr. 10, 2007 — Tvia, Inc. (Nasdaq CM: TVIA), a leading provider of digital display processors for advanced flat-panel TVs, today announced an update on its audit committee’s review of accounting matters. As previously announced, the audit committee of Tvia’s board of directors has been conducting a review of the company’s financial results for the 2006 and 2007 fiscal years and the quarterly periods therein with respect to accounting and revenue matters. Although the audit committee is still conducting its review, it has preliminarily determined that the financial reporting periods which may be impacted by the existence of side arrangements or other contingencies may extend to periods other than those originally indicated and may include additional customers and geographic regions. The audit committee has also undertaken a review of stock option grant practices and related accounting matters covering the period since the company’s initial public offering in 2000. In this regard, the actual measurement dates for financial accounting purposes of certain stock option grants awarded in the past will likely differ from the recorded grant dates for such awards.
As a result, historical financial statements may need to be restated to, among other things, recognize certain revenue on a cash basis and record additional non-cash charges for stock-based compensation expense related to certain past option grants. Pending completion of the audit committee’s review, the financial statements and all earnings press releases and similar communications issued by the company should not be relied upon. Representatives of the audit committee have discussed these matters with the company’s auditors.

Tvia intends to file its restated financial statements as soon as practicable after completion of the audit committee’s review.
ABOUT TVIA
Tvia, Inc. is a fabless semiconductor company which designs and develops an extensive line of flexible, high-quality digital display processors for digital LCD, PDP, HD, SD, and progressive-scan TVs, as well as other broadcast and consumer display products. More information about Tvia is available at www.tvia.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations are intended to identify forward-looking statements. Forward-looking statements include the current scope, nature and focus of the audit committee’s review, and the financial reporting periods that may be affected. These statements speak only of the date hereof and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the nature of information discovered as a result of the review, the outcome of the audit committee’s review, actions that may be taken or required as a result of the review, including the need to restate prior financial results, and the conclusions reached by Tvia’s management, audit committee, board and independent accountants based on the results of that review. For other factors that could cause Tvia’s results to vary, please see the section entitled “Risk Factors” in Tvia’s Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and other factors detailed from time to time in Tvia’s filings with the Securities and Exchange Commission. Tvia undertakes no obligation to revise or update publicly any forward-looking statements.